Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Sterling Capital Equity Index Fund on Form N-1A of our report dated February 24, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to the Interestholders of S&P 500 Stock Master Portfolio, a Portfolio of Master Investment Portfolio, which is also incorporated by reference into the Registration Statement of Sterling Capital Equity Index Fund.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 26, 2012